Exhibit 99.1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees to the joint filing with each other of the attached statement on Schedule 13G/A and to all amendments to such statement and that such statement and all amendments to such statement is made on behalf of each of them.
IN WITNESS WHEREOF, the undersigned hereby execute this agreement on April 4, 2011.

John A. Forlines, Jr., Revocable Trust under Agreement dated January 15, 1992, as restated by Sixth Amendment dated June 15, 2010
By:	/s/ John A. Forlines, III, Successor Trustee
John A. Forlines, III, Successor Trustee

/s/ John A. Forlines, III
John A. Forlines, III